THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE MAKER AND THE PAYEE HEREUNDER ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT SUBORDINATION AGREEMENT AMONG TEXFI INDUSTRIES, INC. DECOTECH, L.C. AND BNY FINANCIAL CORPORATION.


                        SUBORDINATED PROMISSORY NOTE


$2,000,000.00                                    March 31, 1995


          FOR VALUE RECEIVED, DECOTECH, L.C., a South Carolina limited liability company (the "Maker"), promises to pay to the order of TEXFI INDUSTRIES, INC. (the "Payee"), the sum of Two Million and 00/100 ($2,000,000.00) Dollars. Payments of principal in the amount of $666,666.67 each shall be due and payable on July 29, 1995, August 28, 1995 and September 27, 1995, for a total of three payments. No interest shall accrue on the unpaid principal under this Note from the date hereof until July 1, 1995, except in the event of acceleration hereunder. From and after July 1, 1995, the unpaid principal amount of this Note shall bear interest at the fixed rate of ten percent (10%) per annum. Interest in arrears shall be paid with each installment of principal.

          Any remaining unpaid principal and interest hereunder shall be due and payable on September 28, 1995.

          All amounts due under this Note are payable at par in lawful money of the United States of America, at Suite 215, 5400 Glenwood Avenue, Raleigh, North Carolina 27612 or at such other address as the Payee may direct.

          Maker hereby covenants and agrees that, until all amounts due and owing under this Note shall have been paid in full, it will duly observe and perform the following covenants and agreements:

              (i) No Dividends. Maker will not declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of stock (including any interest payment with respect to dividends or other payments owing with respect to stock), including any preferred stock (now or hereafter outstanding), of Maker or apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any stock, including any preferred stock (now or hereafter outstanding), of Maker.

              (ii) Senior Debt. Except for that Promissory Note executed by Maker in favor of First Union National Bank of North Carolina
          in the original principal amount of $1,000,000, dated March    ,
          1995, that Promissory Note executed by Maker in favor of BNY Financial Corporation ("BNY") in the original principal amount of
          $8,000,000, dated  March    , 1995 and amounts owing by Maker to
          BNY under that Factoring Agreement
          between Maker and BNY dated March    , 1995 (collectively
          referred to as the "Senior Indebtedness"), Maker will not incur any indebtedness for borrowed money senior in right of payment to this Note and the obligations of Maker hereunder.

          The occurrence of any of the following shall constitute an Event of Default under this Note (an "Event of Default"): (a) the failure of Maker to make any payment of principal when due under this Note; (b) the institution of proceedings by Maker under any state insolvency law or under any federal bankruptcy law; (c) Maker seeks or consents to the appointment of a receiver, liquidator, assignee, trustee, conservator, sequestrator, legal custodian or other similar official for Maker or of any substantial part of its property or Maker makes an assignment for the benefit of creditors; (d) the institution of proceedings against Maker under any state insolvency law or under any federal bankruptcy law, if such proceedings are not dismissed within twenty (20) days; (e) the occurrence of any default or event of default on the part of Maker that is not waived or cured (including specifically, but without limitation, defaults due to nonpayment) under the terms of any agreement, document or instrument pursuant to which Maker has incurred any indebtedness, which default would permit acceleration of such indebtedness; (f) Maker fails or neglects to comply with any covenant contained in this Note; (g) a merger or consolidation involving Maker in which Maker is not the surviving entity or in which the common stock of Maker is converted or exchanged; (h) a sale or other transfer of all or substantially all of the Maker's assets; (i) the sale or other transfer of fifty percent (50%) or more of the common capital stock of Maker; or (j) a public offering of capital stock of the Maker pursuant to a registration statement filed under the Securities Act of 1933, as amended.

          Upon the occurrence of an Event of Default, the Payee may, at its option and without notice, declare all principal and interest provided for under this Note to be immediately due and payable. The Payee may waive any Event of Default before or after it occurs and may restore this Note in full effect without impairing the right to declare it due for a subsequent default, this right being a continuing one. Upon acceleration, the remaining unpaid principal balance of the indebtedness evidenced hereby and all expenses due the Payee shall bear interest at a rate equal to thirteen percent (13%) per annum.

          All amounts received for payment of this Note shall be first applied to any expenses due the Payee under this Note, then to accrued interest and finally to the reduction of principal. The indebtedness evidenced by this Note may be prepaid in its entirety at any time without notice, and without penalty, and may be prepaid in part in multiples of $10,000 without notice and without penalty

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


at any time from time to time. Any prepayments shall reduce the final payment(s) and shall not reduce or defer installments next due.

          Maker hereby consents to any and all renewals, waivers, modifications, or extensions of time (of any duration) that may be granted by the Payee with respect to this Note and waives demand, presentment, protest, notice of dishonor, and all other notices that might otherwise be required by law.

          If the date of any business due hereunder would otherwise fall on a non-Business Day, such payment or expiration date shall be extended to the next following Business Day with interest payable at the applicable rate specified herein during such extension. "Business Day" shall mean any day other than a Saturday, Sunday, or any day which shall be in Raleigh, North Carolina a legal holiday or a day on which banking institutions are authorized by law to close.

          Maker agrees to pay reasonable attorneys' fees and all court and other costs and expenses that the Payee may incur in enforcing this Note.

          From and at all times after the date of this Note, and in addition to all of the Payee's other rights and remedies against Maker, Maker agrees to indemnify and hold harmless the Payee and each director, officer, employee, agent of the Payee against any and all claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against the Payee or any such director, officer, employee or agent from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any suit, action or proceeding (including any inquiry or investigation) by any Person other than Maker, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution or performance of this Note, whether or not the Payee or any such director, officer, employee, agent or affiliate is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no indemnified party shall have the right to be indemnified hereunder for any liability resulting from the gross negligence or willful misconduct of such indemnified party. All of the foregoing losses, damages, costs and expenses of the Payee shall be payable by Maker upon demand by the Payee and shall be additional obligations hereunder. "Person" shall mean a corporation, an association, a joint venture, a partnership, an organization, an individual or a government or political subdivision thereof or any government agency.

          The validity and construction of this Note shall be determined according to the laws of the State of North Carolina applicable to contracts executed and performed within that state. If any provisions of this Note should for any reason be invalid or unenforceable, the remaining provisions hereof shall remain in full effect.

          The provisions of this Note shall be binding upon and inure to the benefit of the Payee, Maker and their respective heirs, personal representatives, successors and assigns (to the extent assignable under the provisions hereof). The provisions of this Note may be amended or waived only by instrument in writing signed by the Payee and Maker and attached to this Note.

          IN WITNESS WHEREOF, Maker has caused this Note to be executed and sealed in its name by its duly authorized corporate officers as of the day and year first above written.

                                       DECOTECH, L.C.

                                       By: Management Advisory
                                           Services, Inc.



                                       By:  /S/ L. Terrell Sovey, Jr.
                                           President


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